Exhibit 10.2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS ([***]).
MILK SUPPLY AGREEMENT

BETWEEN THE UNDERSIGNED:

SODIAAL UNION

An agricultural cooperative company with variable capital, registered under No. 2245, headquartered at Paris (75014) 170 bis, boulevard du Montparnasse, registered in the Paris Commercial and Corporate Registry under number D 351 572 888, represented by Mr. François Iches, President,
hereinafter referred to as “Sodiaal”

On the one hand,

SHENGYUAN NUTRITIONAL FOOD CO., LTD

A company headquartered at Jiaonan Seashore Industry Zone, Qingdao-CHINA,
represented by Mr. Li Ke, duly authorized
hereinafter referred to as “Synutra”,
acting on its own behalf as well as on behalf of Synutra France (as defined below), for which it is acting as guarantor,

AND

SYNUTRA FRANCE INTERNATIONAL SAS

A simplified stock company with capital of €5,000, headquartered at Annecy (74000) 1 rue Jean Jaurès, registered in the Commercial and Corporate Registry of Annecy under number 751 779 422, represented by Mr. Christian Mazuray, President.
hereinafter referred to as “Synutra France”,

On the other.

Synutra France and Sodiaal are hereinafter jointly referred to as the “Parties.”

Synutra is a party to this agreement as guarantor of the obligations of Synutra France as set forth herein.

WHEREAS:

A.	Synutra is a leader in the production and distribution of milk-based products for infants in China.

B.	Sodiaal is the leading dairy cooperative in France. It holds an indirect share in the capital of Eurosérum, a world leader in demineralized whey powders.

C.
Together with this agreement, Synutra and Sodiaal are concomitantly signing a partnership framework partnership agreement establishing the main terms and conditions of their industrial and commercial partnership and stipulating the commitments and obligations of each of the Parties, one of which is Eurosérum.

D.
It is stipulated that Synutra France will construct and operate a new powdered milk and whey drying unit at the Carhaix site located in Brittany (the “Site”), designed to manufacture demineralized fat-enriched whey powder and milk to fill the needs of Synutra, using the raw material sold by Sodiaal and its subsidiaries to Synutra France.

E.	The purpose of this agreement is the supply of milk by Sodiaal to Synutra France at the Site.

ARTICLE 1 - DEFINITIONS

When used in this Agreement or in regard to its execution, the following terms shall have the meaning given below:

“Party”:	refers to Sodiaal or Synutra France

“Parties”:	refers to Sodiaal and Synutra France

“Milk”:	refers to collected or inter-site unpasteurized whole milk sold by Sodiaal to Synutra France

“MG”:	refers to milk fat content

“MP”:	refers to milk protein content (French standard)

“Surplus Cream and Milk”:	refers to the difference between the Annual Quantity Commitment and the actual quantity of Milk used by Synutra France, calculated per week for the manufacture of the Milk Powder by the Site

“Contract Specifications”:
refers to all of the technical and operational specifications of the Milk and cream byproducts derived from the Milk, as discussed in Appendix 1 of the agreement. These contract specifications may be modified by mutual agreement among the parties.

“Summer Months”:	August, September and October

“Other Months”:	all months of the year except the Summer Months

“Price of Milk”:	[***]

“Price Quotes”:	[***]

“Milk Powder”:	refers to the 26% milk powder manufactured by Synutra France at the Site.

“Annual Quantity
Commitment”:	refers to the minimum annual commitment for deliveries of Milk to Synutra France by Sodiaal for the manufacture of Milk Powder.

“Services”:	refers to the contract tolling services carried out at the Site for Sodiaal, particularly the receipt, pasteurization and skimming of the Milk, or Milk concentration.

“Framework Agreement”:	refers to the agreement entitled “Partnership Framework Agreement,” concomitantly executed with this agreement, between Synutra France and Sodiaal

“Site”:	refers to the manufacturing site stipulated in the Framework Agreement.

ARTICLE 2 - SYNUTRA (NEWCO)

Synutra France shall be majority-held and controlled by Synutra. As of this date, Synutra France's capital is wholly-held by Synutra.

ARTICLE 3 – PURPOSE

The purpose of this agreement is to define the terms and conditions:

3.1. For sales of Milk by Sodiaal to Synutra France, originating from areas defined in Article 5 hereof, to supply Synutra France with the necessary raw materials for its drying Site.

For the duration of the agreement, Sodiaal commits to using its best efforts to ensure the supply of Milk to the Site, pursuant to the quality and quantities defined in the agreement, starting from the operational start-up date of the drying facility at Synutra France’s Site.

Synutra France commits to purchasing Milk from Sodiaal and paying the Milk Price to Sodiaal pursuant to the terms and conditions defined hereunder. Synutra France commits to using its best efforts to ensure the manufacture of the Milk Powders.

3.2. For the sales of Surplus Cream and Milk not used in the manufacturing of the Milk Powders by Synutra France to Sodiaal or to its subsidiaries.

3.3. For potential contract tolling services to be carried out by Synutra France in accordance with the provisions of Article 10 hereof.

ARTICLE 4 - ANNUAL QUANTITY COMMITMENT

For the duration of the agreement, Sodiaal commits to sell an Annual Quantity Commitment of 288 million liters (Ml) of Milk to Synutra France, who commits to its purchase, so as to provide supplies to the Site.

The monthly breakdown of the Annual Quantity Commitment shall be determined based on the cyclicality of collection, pursuant to the budgetary and scheduling procedure discussed in Article 9 hereof.

The Parties recognize that the actual cyclicality of milk production may cause fluctuations in the totals for the Annual Quantity Commitment recorded at the end of the year. However, at the end of the year such fluctuation may not be greater or less than 5 million liters of Milk (283 to 293 Ml of Milk) upward or downward. The Parties commit to implementing monthly monitoring and taking all actions necessary to ensure this objective is met no later than January 15 of year N+1.

ARTICLE 5 – ORIGIN OF THE MILK

[***]

Sodiaal shall allow Synutra France to conduct on-site inspections, accompanied by Sodiaal workers.

Sodiaal commits to supplying Synutra France with all of the qualitative data from its milk suppliers to ensure the traceability of the powders manufactured by Synutra France.

ARTICLE 6 – TRACEABILITY

The Milk supplied by Sodiaal must comply in every respect with the regulations in effect on the date in question (that is, as of today’s date, the “Hygiene Package,” EC Regulation Nos. 178/2002, 852/2004 and 853/2004).

Sodiaal commits to guaranteeing the traceability of each cistern delivered by it and to transmit the list of producers pertaining to each collection cistern within a period of 4 hours during the business hours for the Milk (subject to regulatory changes increasing the requirements of traceability).

In case of a report of health problems by the competent authorities (BSE, tuberculosis, brucellosis, chemical contamination, etc.), the Parties shall notify each other as soon as possible and shall together define what measures are to be taken.

ARTICLE 7 – MILK CONTRACT SPECIFICATIONS

The unpasteurized whole Milk delivered by Sodiaal shall comply with the collection specifications defined in Appendix 1. The Surplus Cream and Milk delivered by Synutra France to Sodiaal must comply with the milk and cream specifications provided in Appendix 1.

In particular, the Contract Specifications define the technical (physico-chemical and bacteriological) and operating standards for the Milk delivered.

ARTICLE 8 – NON-COMPLIANT MILK – TECHNICAL ARBITRATION

Synutra France commits to ensuring that checks are carried out on the Milk’s compliance with the Contract Specifications.

In particular, the Contract Specifications define the acceptable tolerance thresholds and critical defects.

8.1	Analyses with immediate results

When Milk is non-compliant, its delivery will be refused and returned to Sodiaal who will replace it within a maximum period of 3 days with an equivalent quantity of compliant Milk, and Sodiaal shall bear the resulting expenses and charges for such restitution. The same applies to the Surplus Cream and Milk billed to Sodiaal by Synutra France.

For inhibitor analyses, the official test established by the CNIEL (Centre National Interprofessionnel de l'Economie Laitière) shall apply; the flow chart for application of the national agreement on inhibitors is set forth in Appendix 2.

8.2.	Analyses with deferred results

It may occur that certain Milk defects (bacteriological or physico-chemical) may be such as to give rise to a downgrading of the Powders manufactured from such Milk.

At the beginning of each week, Synutra France shall forward to Sodiaal a detailed statement of all non-conformances with the Milk Specifications found during the prior week, pursuant to the non-conformance processing procedures attached as Appendix 3.

If the non-conformance of the Milk or the consequences thereof is contested by one of the Parties, the Parties shall conduct dialogue pursuant to the provisions of Article 21 of this agreement.

ARTICLE 9 – BUDGET AND SCHEDULING

9.1	General scheduling and breakdown of the volumes sold to Synutra France.

For Sodiaal to properly provide supplies meeting the Milk needs of Synutra France, there must be strict cooperation in matters of estimation, planning and scheduling regarding Milk on three timelines: the budget, the estimates for 26 sequential weeks, and the schedules for W+1.

•	The budget:

The Annual Quantity Commitment will be established pursuant to Appendix 4 of the agreement and according to the following schedule:

-
No later than October 15 of year N for year N+1, Sodiaal shall send to Synutra France the monthly breakdown of the Annual Quantity Commitment for year N+1, depending on the average cycle of the 3 preceding years for the Collection Area (N-1/N-2/N-3) corresponding to a total volume of 288 ML of Milk (in liters, and tons of MG, MP).

-
No later than October 30 of year N for year N+1, Synutra France shall provide Sodiaal with the monthly breakdown of its Milk requirements (expressed in MG and MP) for the manufacturing of Milk Powder as budgeted (in liters and tons of MG, MP) taking into account the monthly breakdown for the Annual Quantity Commitment forwarded by Sodiaal.

-
If the Milk demands of Synutra France to meet its manufacturing needs for a given month are greater than the monthly breakdown of the Annual Quantity Commitment forwarded by Sodiaal, then the total Annual Quantity Commitment shall be recalculated to enable the Milk requirements requested by Synutra France to be covered for the entire year depending on the cyclicality of collection.

-	Between October 31 and November 8, Synutra France shall communicate to Sodiaal its availability to provide Services, and Sodiaal shall communicate to Synutra France its needs for such Services.

-	No later than November 8 of year N, the budget for year N+1, as established, must be definitively approved by the Parties.

•	Year-on-Year Re-estimates:

-
Prior to 12:00 noon on Friday of week W, Synutra France will communicate to Sodiaal, pursuant to the format established by Sodiaal, its manufacturing estimates for the following 26 weeks starting from week W+1, as well as its availability to render Services.

The re-estimates must account for possible technical or maintenance shutdowns of the Site.

-	On Tuesday of week W+1, Sodiaal will confirm its estimates of demands for Services for the following 26 weeks.

•	The schedule:

-
Prior to 12:00 noon on Wednesday, Synutra France will communicate to Sodiaal, pursuant to the format established by Sodiaal, its Milk requirements, corresponding to its manufacturing schedule for week W+1.

-	Prior to 5:00 pm on Wednesday of week W, Sodiaal will communicate to Synutra, pursuant to the cyclicality of collection, its delivery schedule for week W+1.

-	Prior to 5:00 pm on Thursday, Sodiaal will confirm its Service schedule to Synutra France and Synutra France will confirm its Surplus Cream and Milk schedule to Sodiaal.

When there are technical shutdowns of the Synutra France facilities, the Parties will come to a mutual agreement as to the most appropriate period and the schedule modifications to be made, while, at a minimum, ensuring the receipt, skimming, and pasteurization (RSP) of the Milk in the Collection Area.

9.2	Specific provisions

For the first year of operation of the Site, so as to permit proper coherence between the quantities of milk delivered and the quantities of powder produced, delivery estimates will take into account, on the one hand, the effective date of the Site’s entry into production, and, on the other hand, any possible complications arising in commissioning the facility.

The following provisions shall apply:
-	Delivery estimates will be established pro rata temporis if operations begin during the course of the year.
-
Sodiaal accepts that a monthly decrease of a maximum of 20% of the estimated milk quantities may occur during the first six months of operations. However, Synutra France will bring all its efforts to make up for such quantities during the following six months. If Synutra France does not make up for these quantities by the end of such six month period, Sodiaal reserves the right to bill for the loss suffered by Sodiaal on the unsold quantities, between the value increase that Sodiaal would have obtained under the agreement and the value of the effective sales volume realized on that Milk.

ARTICLE 10 – SUPPLEMENTARY QUANTITIES OF MILK – PREFERENCE CLAUSE

The Site’s capacity for processing and manufacturing is greater than the Annual Quantity Commitment supplied by Sodiaal. Furthermore, the Parties agree that:

10.1. If Synutra France has Milk needs in a given month which exceed the Annual Quantity Commitment for that month as estimated in the budget and if Sodiaal is capable of responding to these needs under conditions identical to those of the agreement, then Synutra France commits to purchasing such Milk from Sodiaal. The price for such supplementary quantity of Milk will be equal to the Reference Price for the Milk delivered during the Summer Months and to the Price of Milk for the Other Months.

10.2. If Sodiaal has volumes of Milk for RSP processing or concentration and if Synutra France is capable of providing such Services, then Synutra France commits to performing such Services. The price for such Services is defined in Appendix 5 of the agreement.

10.3 The party requesting supplementary Milk Quantities or Services shall inform the other party of its needs as soon as it becomes so aware, and to integrating its request, as soon as it is validated by the other party, into the scheduling procedure described in Article 9.1 above.

ARTICLE 11 – DELIVERY, TRANSFER OF RISKS

11.1 Transport

Sodiaal shall sell the Milk provided on Site to Synutra France, which commits to receiving such Milk seven days a week. Synutra France commits to ensuring that the Site will have sufficient reception and storage capacities to guarantee that the Milk delivered within the normal time frames and conditions can be accepted.

11.2 Transfer of Risks

The transfer of the Milk risks from Sodiaal to Synutra France will take place after the following successive operations have been performed:
-	the Site carries out analyses of criteria giving immediate results, prior to emptying the delivery truck;
-	if the results of these analyses are compliant with the Contract Specifications, the risks associated with the Milk shall be considered transferred to Synutra;
-	and, in any event (except in the case of hidden defects), if the on-Site Synutra representative authorizes the opening of the truck drain.

The transfer of the Surplus Cream and Milk risks from Synutra France to Sodiaal will take place after validation that the Surplus Cream and Milk is in compliance with the Contract Specifications by the receiving factory in accordance with Article 8.1 of the agreement. The receiving factory will carry out analyses of criteria giving immediate results prior to emptying the delivery truck. If the results of these analyses comply with the Contract Specifications, then the risks connected with the Surplus Cream and Milk will be considered transferred to Sodiaal; and, in any event (with the exception of hidden defects), if the Sodiaal representative at the receiving factory authorizes the opening of the truck drain.

It is specified that Synutra France will be responsible for the decanting of the Milk and the loading of the Surplus Cream and Milk.

11.3 Transfer of Ownership

The transfer of ownership of the Milk will take place upon completion of the delivery truck unloading process. The transfer of ownership of the Surplus Cream and Milk will take place upon completion of the delivery truck loading process.

ARTICLE 12 –PRICE OF MILK

[***]

ARTICLE 13 – QUANTITIES INVOICED – MATERIAL ACCOUNTING

13.1 The invoicing of quantities delivered shall take place depending on the quantities measured out according to the Materials Accounting Procedure attached as Appendix 7.

13.2. The quantities invoiced by Sodiaal to Synutra France shall correspond to the sum of the quantities delivered on Site pursuant to Appendix 8.1.

13.3. Synutra France will bill Sodiaal for the Surplus Cream and Milk quantities generated, as the case may be, by the Site activities; [***].

ARTICLE 14 – INVOICING – SETTLEMENT

A 10-day invoice will be issued by Sodiaal in accordance with the Materials Accounting and price calculation procedures, calculated as a price per kilogram of MG and MP.

On the 10th and 20th of each month, Sodiaal shall send to Synutra France an advance payment invoice based on the price of Milk and the quantities delivered in each 10-day period.

On the 10th and 20th of each month, Synutra France shall send to Sodiaal an advance payment deposit for the Surplus Cream and Milk sold in each 10-day period.

The definitive invoice will be issued on the last day of the month. Invoices shall be payable at 30 days by bank transfer.

The amount of the settlement shall be determined by compensation between the Milk sales by Sodiaal to Synutra France and the sales of the Surplus Cream and Milk and Services by Synutra France to Sodiaal pursuant to the compensation agreement in Appendix 9.

In case of disputes as to the components that constitute the price, only those amounts corresponding to the quantities whose value is not contested shall be paid.

ARTICLE 15 – SUPPLY AND FLOW GUARANTEE

If Sodiaal does not deliver the quantities of Milk ordered by Synutra France for the Site (at the level of the Annual Quantity Commitment defined in Article 4 of this agreement) in accordance with the provisions herein, Sodiaal commits to indemnify Synutra France for the damage Synutra France may incur as a result. The damages shall be equal to (i) any potential additional supply cost overruns and (ii) if supply is impossible, the costs of underactivity at the Site, limited to the structural costs of the quantities not supplied. In the event of a shortage (lower production due to climate conditions) not resulting from force majeure as defined in Article 19 of this agreement, Sodiaal shall use its best efforts so that the drop in Milk deliveries to Synutra France is in proportion to the lower production of Milk at the producers in the Collection Area, as stipulated in Article 5 of this agreement, that supply Sodiaal.

If Synutra France breaches its commitment to purchase as provided under this agreement, Synutra France commits to indemnify Sodiaal for the damage it may incur as a result. The damages shall be equal to the loss of profit margin, equaling the difference between the milk price paid to the producers in Brittany and the spot market price for the quantities of Milk for the given month (on the basis of an annual volume of 288 million liters).

The compensation shall be set forth in an invoice issued at the beginning of year N+1 at the latest, payable by bank transfer 30 days after receipt of the invoice.

ARTICLE 16 – GUARANTEE – RESPONSIBILITY

Each Party, in its capacity as a professional, guarantees to the other the proper discharge of all of its obligations under the terms of the agreement.

Synutra shall also guarantee the proper discharge of this obligation by Synutra France and that Synutra France will complete all of its obligations and commitments under this agreement and any additional agreement that may be entered into in application of this agreement.

Each Party shall be held responsible for damages caused by it and/or persons acting on its behalf and/or third parties, towards the other Party, through its/their negligence or failure, and/or failure to perform its obligations under the agreement.

If the liability of either party should be engaged toward the other for breach of an obligation under the agreement or under general civil liability, it must compensate the injured party for the costs incurred by it due to its failure (including management fees, removal and disposal, analysis costs, expert investigator costs, logistical cost overruns, possible compensation), upon duly established proof of loss.

Synutra France agrees to take out and maintain a credit insurance policy for the duration of the agreement from a company recognized in France, at a level at least equivalent to the outstanding invoices issued by Sodiaal under the agreement.

ARTICLE 17 - DURATION

The agreement shall take effect as of the operational start-up of the Site, i.e., on or before 2 January 2015, and until 31 December 2024.

The Parties commit to meeting at least twenty-four months before the expiry date of this agreement, i.e., on or before 31 December 2022, so as to negotiate the terms and conditions of a potential new agreement.

Either Party must inform the other Party, by certified mail with delivery confirmation, postmarked at least twelve months before the expiration date of this agreement, of its decision not to enter into a new agreement when this agreement expires, i.e., on or before 31 December 2023.

Termination of the agreement through its expiration, following notification as indicated in the paragraph above, will not entitle either of the Parties to any compensation.

ARTICLE 18 – HARDSHIP AND MEETINGS CLAUSE

This agreement is a long-term agreement. However, the conditions of economic equilibrium existing to date may evolve over the term of the agreement, for example: due to a change in the European Union’s Common Agricultural Policy (“CAP”) causing a competitiveness gap between the price of 26% milk powder and the world market or changes in regulations or in the price of milk. The Parties thus agree to meet whenever a new CAP is introduced that may substantially alter the economic balance of the agreement, and in any case, to meet once every three years to evaluate any modifications to the agreement that may be necessary so as to ensure economic balance for its duration.

ARTICLE 19 – FORCE MAJEURE

If, after the occurrence of a case of force majeure, Synutra France is obliged to totally interrupt its Milk supply intake, the execution of this agreement shall be suspended for the duration of such event.

Similarly, if after the occurrence of a case of force majeure, Sodiaal is obliged to totally interrupt its supply of Milk to Synutra France, the execution of this agreement shall be suspended for so long as it is incapable of providing such supply.

In case of partial disturbances (non-delivery of agreed upon volumes, etc.) connected to the force majeure, the Parties will jointly seek solutions permitting the agreement’s economy to be preserved.

For the application of this clause, the parties agree that in addition to those resulting from the law and jurisprudence, the following events are also regarded as cases of force majeure as soon as they render this party unable to perform its obligations:

•	war, riot or revolution, strikes or social disturbances not imputable to the parties, transportation strikes, transportation stoppages in particular as a result of weather conditions;
•	explosions or sabotage, accidents or events preventing the operational commissioning of the Site not resulting from negligence or failures by the company or one of its employees.

The Party that suffers a loss from such event constituting a force majeure shall notify the other Party, without delay, of the occurrence of such event.

The personnel or persons acting on behalf of the Party invoking force majeure must not have had any part in provoking the occurrence of such events.

If such an event of force majeure occurs, the Party rendered incapable of performing its obligations as a result of such event must communicate to the other Party:
▪	a precise description of the event in question,
▪	the anticipated duration of such event,
▪	the impact of such event on the proper pursuit of this agreement,
▪	the measures that it has taken or intends to take to remedy the situation.

For the duration of force majeure events, the effects of this agreement shall be suspended, without prejudice to the rights assumed by each of the Parties.

As soon as the inhibiting effects of the force majeure event have ceased to exist, the obligations under this agreement shall re-enter into force under the conditions stipulated.

However, the work suspension due to a force majeure event may not exceed three (3) months and, if such may be the case, upon expiration of said period, each of the Parties, after having exhausted all possibilities of finding a solution in good faith which would allow the complete restoration of the agreement, shall have the right to rescind the agreement, immediately and without indemnity, by notifying the other party thereof by certified mail with delivery confirmation.

ARTICLE 20 – STEERING COMMITTEE

20.1. In order to permanently favor dialogue and to permit each of the Parties to satisfy the obligations stipulated in the agreement, the Parties have decided that a steering committee (the “Steering Committee”) will be set up as soon as the agreement is signed, whose task it will be to:

a)	draft a quarterly report on the implementation of the agreement;

b)	amicably resolve any dispute which may arise among the Parties regarding the validity, interpretation or execution of the agreement;
c)	handle in the interest of both parties the consequences of any force majeure event on the execution of the agreement;
d)	propose to the Mediation Board any proposed amendment to the terms and conditions of this agreement.

In this respect, the Steering Committee shall act as the first level of recourse for the resolution of problems arising from the execution of the agreement.

The Steering Committee shall be comprised of 2 members, designated by each of the Parties. Each Party may be accompanied, for consultation purposes, by associates of their choice, subject to approval by the other Party.

The Steering Committee will be obligated to meet at least once a quarter and, in any case shall meet whenever one or the other of its members considers it necessary in light of its abovementioned mission. No meeting of the Steering Committee shall be held without at least one member of the Committee representing each of the two Parties being present.

The decisions of the Steering Committee shall be made unanimously, with each Party having one vote. The decisions of the Steering Committee shall apply immediately; the Parties expressly commit to this, subject to the dispositions given below.

Failing agreement within the Steering Committee, the members of the Steering Committee, after a second meeting to consider the subject matter, shall declare the Steering Committee’s failure to fulfill its mission. The mediation procedure discussed in Article 21 below will then be invoked.

20.2. The Steering Committee may create an operational technical committee whose members it will designate, so as to handle in an operational manner any issues related to delivery schedules, quality, Contract Specifications and the treatment of Milk non-compliances.

20.3. Once a year, an agreement review will be carried out, with the Steering Committee convening with the members of the operational technical committee to draft the report on the implementation of the agreement.

ARTICLE 21 - MEDIATION

A Mediation Committee, comprised of the Chief Executive Officer of Sodiaal and the legal representative of Synutra France, has been established.

If any changes are to be made to the original composition of the Mediation Committee, the Parties shall inform one another in writing of such change and of the name of the new member of the Mediation Committee.

The Mediation Committee will act to handle in an amicable manner any disagreements which the Steering Committee has not been able to settle after the second meeting stipulated in Article 20 within the framework of the missions defined in sections a), b) and c) of this article, or to reject or endorse proposals for amendments to the Agreement approved by the Steering Committee in view of their ratification by the President of Synutra France and the President of Sodiaal.

Within 30 (thirty) days of the date on which the second meeting of the Steering Committee is held as indicated in the preceding paragraph, a memorandum summarizing the points of disagreement, accompanied, as the case may be, by any backup document, will be sent by each Party to the other Party, in the person of their representatives on the Mediation Committee.

The Mediation Committee will use its best efforts to come to a settlement in an amicable manner within 30 (thirty) days from the date of its convening. Failing agreement, the Parties may then immediately invoke the arbitration procedure as stipulated in Article 26 hereinafter.

ARTICLE 22 – CONFIDENTIALITY

The terms of this agreement and the information obtained, provided or exchanged upon execution of this agreement, are strictly confidential and must not be disclosed by the Parties or by any of their professional consultants and shall only be disclosed to their affiliates, directors, employees and external professional consultants on a strict need-to-know basis for purposes of evaluating, concluding, and implementing this Agreement; each party may, however, disclose the existence and the terms of this agreement to enforce their rights hereunder or to fulfill a legal or regulatory obligation.

This obligation will apply for the duration of this agreement and for a period of 2 years after its expiry.

ARTICLE 23 – INTUITU PERSONAE

The Parties expressly agree that this agreement is entered intuitu personae, and therefore undertake not to transfer the rights and obligations incumbent upon them in whole or in part by virtue of this agreement without prior written agreement from the other party (including by merger, division, contribution or otherwise).

The prohibition on the transfer of the rights and obligations in this agreement, as stipulated in the preceding paragraph, also applies if a third party or several third parties (as regards the current capital holders), solely or jointly, directly or indirectly, were to acquire 50% or more of the capital of Sodiaal, on the one hand, or Synutra or Synutra France, on the other hand.

In case of a change of control or, more generally, in case of failure to comply with the transfer prohibition as indicated above, the other party shall have the right to request the termination of this agreement.

ARTICLE 24 – MODIFICATIONS

No modification to this agreement, nor any abandonment of its terms and conditions, shall have any force or effect unless established in writing and signed by a duly mandated officer of each of the Parties.

No modification shall be made to this agreement based on the acknowledgment or acceptance of any purchase order, delivery instruction form, or any other document containing terms and conditions that may conflict with or be added to those indicated in the agreement. Any such different or additional conditions shall thus be rejected.

ARTICLE 25 – TOLERANCE

The waiver by either of the Parties of enforcement of any of the clauses of this agreement shall not be interpreted as a waiver of the right to do so at a later time, nor considered as a modification or suppression of any of the clauses concerned.

ARTICLE 26 – LANGUAGE, APPLICABLE LAW AND ARBITRATION

This agreement is governed by French law.

All litigations, disputes or claims arising from this agreement or relating thereto, including the validity, invalidity, possible violation or termination of the agreement, shall be subject to amicable settlement according to the procedure described in Articles 20 and 21 of this agreement.

Failing an amicable agreement within the time period stipulated in Article 21, disputes shall be settled by arbitration in accordance with the rules of Swiss Chambers’ Court of Arbitration and Mediation (Aeschenvorstadt 67, CH-4010 Basel, Suisse) in effect on the date of the request for arbitration. This court will be addressed by the more diligent party in accordance with the adversarial principle, the parties being immediately informed of the measures undertaken.

The court shall be composed of three arbitrators. The place of arbitration shall be Geneva. The arbitration proceedings shall be conducted in French.

The Court shall rule pursuant to the law and its decision shall be final; the parties hereby renounce all recourse to contest such decision at appellate court. The Parties commit to full and faithful compliance with the decision made. Any Party refusing to comply shall remain burdened with all the charges and duties which would have been incurred in legal proceedings for the enforcement of such decision.

Costs and court fees, which will be combined together, shall be borne by the Parties in a proportion determined by the decision.

ARTICLE 27 - LIST OF APPENDIXES

Appendix 1: Contract Specifications for raw milk, inter-site milk and cream
Appendix 2: National CNIEL inhibitors agreement
Appendix 3: Non-conformance processing procedure
Appendix 4: Budgeting and scheduling procedure
Appendix 5: Services
Appendix 6: [***]
Appendix 6.0: Calculation of Butter Powder Price
Appendix 6.1: Calculation of Milk Price
Appendix 7: Materials accounting procedure
Appendix 8: Quantities invoiced (8.1), Determination of Surplus Cream and Milk and value assessed (8.2)
Appendix 9: Settlement by compensation

Executed in Paris in 3 originals

/s/ Francois Iches	/s/ Christian Mazuray
For Sodiaal Union By Francois Iches, President	For Synutra France International SAS By Christian Mazuray, President
Date: September 17, 2012	Date: September 17, 2012

/s/ Li Ke
For Shengyuan Nutritional Food CO., LTD By Li Ke, duly authorized for this purpose
Date: September 17, 2012